ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") dated as of December 1, 2003, is among NICHOLS LABORATORIES, INC., an Illinois Corporation ("Buyer"); and UNITED STATES DRUG TESTING LABORATORIES, INC., an Illinois corporation ("Seller") and Avitar, Inc., a Delaware corporation ("Avitar").

                                    RECITALS

     Seller desires to sell, and Buyer desires to purchase, the certain specified assets of Seller necessary and used in Seller's drug testing and research business (the "Business") now owned and operated by Seller (the "Assets", but excluding certain Assets specified in Section 1.02), and Buyer has agreed to assume all liabilities of the Seller arising from or related to the Business (the "Liabilities", but excluding certain Liabilities specified in Section 1.04 and 1.04A), on the terms and conditions set forth in this Agreement. As an integral part of the foregoing transaction, Avitar, as the owner of all of the outstanding shares of the Seller, and the Buyer have agreed to enter into a Service and Consulting Agreement by which Buyer will provide certain laboratory, analytical, testing and consulting services to Avitar for a period of three years, renewable for additional one-year terms absent notice by either party as provided therein. It is mutually agreed that it is in the best interests of the parties to this Agreement for all these transactions to occur.

     In consideration of the above premises and of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:



                                    ARTICLE 1
                           Purchase and Sale of Assets

     1.01 Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the Closing Date, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of the Assets (but excluding certain Assets specified in Section 1.02), which Assets shall include without limitation:

          1.01-2 To the extent transferable, the items of tangible personal property of Seller, including furniture, fixtures, equipment, materials, supplies, motor vehicles, inventory and spare and replacement items therefor, listed on Schedule 1.01-2 ("Tangible Personal Property");

          1.01-3 To the extent transferable, the leases of real or personal property listed on Schedule 1.01-3 (collectively, the "Leases");

          1.01-4 To the extent transferable, all rights, benefits and interests of Seller under the contracts, agreements, commitments, understandings, purchase orders, sales orders, distributor contracts, manufacturer's representative contracts, documents and instruments listed on Schedule 1.01-4 hereto and under any contracts, agreements, commitments, understandings, purchase orders, and sales orders arising from or related to the Business, all of which shall be expressly assumed by Buyer in writing on the Closing Date (collectively, the "Contracts");

          1.01-5 To the extent transferable, the patents, trademarks, trade names, copyrights and service marks of Seller, all registrations therefor, all applications pending therefor and all other proprietary rights and intangible property of Seller, listed on Schedule 1.01-5;

          1.01-6 To the extent transferable, the approvals, authorizations, consents, licenses, permits, franchises, tariffs, orders and other registrations of any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality, (collectively the "Permits") held by Seller and required for the conduct of the Business, as listed on Schedule 1.01-6.

          1.01-7 The specified accounts receivable listed on Schedule 1.01-7.

          1.01-8 The specified prepaid and deferred items of Seller, including prepaid rent, insurance, taxes and unbilled charges and deposits relating to the Business, listed on Schedule 1-01-8;

          1.01-9 Copies of all operating data and records relating to the Business, including without limitation financial, accounting and credit records, correspondence, budgets, engineering and laboratory records and other similar documents and records;

          1.01-10 All of Seller's right, title and interest in and to Seller's name "United States Drug Testing Laboratories" and "Mecstat" and "Mecstat Laboratories";

          1.01-11 All of Seller's right, title and interest in and to Seller's telephone, facsimile and telex numbers;

          1.01-12 All of Seller's right, title and interest in and to Seller's WebSite address, the Seller's WebSite and Seller's entire right, title and interest in and to all current and archived content, including all web site pages, currently used or previously developed in connection with the Business, all media on which such content is stored and any inventory of written materials, whether in printed form or on film, microfilm, microfiche or other negative, and all lists of subscribers, customers and content contributors.

     1.02 Excluded Assets. The Assets shall not include the following:

          1.02-1 Seller's corporate seal, minute books, charter documents and corporate stock record books;

          1.02-2 Seller's cash and bank accounts.

          1.02-3 The assets identified on Schedule 1.02-3, if any.

     1.03 Purchase Price; Payment of Purchase Price; Sublease Agreement. The aggregate purchase price for the Assets (the "Purchase Price") shall be One Million Dollars ($1,000,000.00), payable as follows:

          1.03-1. The Buyer shall make a down payment to the Seller or its order in the amount of Five Hundred Thousand Dollars ($500,000) in cash payable in two equal installments of Two Hundred Fifty Thousand Dollars ($250,000), with the first payment payable on the Closing Date and the second payment payable on a date up to sixty days after the Closing Date, but not later than December 31, 2003.

          1.03-2. The balance of the purchase price of Five Hundred Thousand Dollars ($500,000.00) shall be payable to the Seller or its order beginning on March 1, 2005, on the following terms and conditions:

          (a) Buyer shall pay to the Seller or its order annual payments, due on March 1, 2005, and on the first day of March for each successive year until the balance of the purchase price is paid, an amount equal to ten percent (10%) of the Buyer's Annual Gross Sales (subject to the adjustments as set forth below) in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00) for the immediately preceding twelve month fiscal year ending on December 31st of each year. For purposes of this Agreement, the foregoing annual payment shall be referred to as the "Annual Percentage Payment". Buyer's obligations to Seller and to Avitar shall cease when the aggregate Annual Percentage Payments made to Seller and to Avitar reach Five Hundred Thousand Dollars ($500,000.00).

          (b) For purposes of this Agreement, the Buyer's "Gross Sales" for each Fiscal Year shall include the gross income to the Buyer from the sale of drug testing materials, analytical services, drug testing services and drug testing kits, less returns and allowances. Gross Sales shall also include income from subcontracts for research services provided to any third parties. Gross Sales shall not include: (i) the value or amount of any sales by Buyer to Avitar which sales are subject to offset or credit under this Agreement; (ii) any direct income or direct grant award to the Buyer from the Small Business Innovative Research Program (SBIR) or income or direct grant from the Small Business Technology Transfer Program (STTR) Phase I, Phase II or Phase III (the "Grant Income"); (iii) consulting or expert witness fees for forensic toxicology matters; (iv) income from leases or sub-leases;
          (iv) royalty income; or (v) ordinary or capital gain income from investments. Notwithstanding the foregoing, the Grant Income shall be included in and added to Gross Sales (i) to the extent that the aggregate amount of the Grant Income exceeds one third (1/3) of the Buyer's Gross Sales for any three consecutive calendar years during the term of this Agreement, and (ii) provided that there is no Federal or State law or regulation that would prohibit the sharing of the Grant Income with the Seller and Avitar.

          (c) The Annual Percentage Payment will be reduced annually by an amount equal to the combined sums due annually from the Seller and Avitar to the Buyer for the services and products ordered and used by the Seller and Avitar under the terms of the Service and Consulting Agreement, attached hereto as Exhibit A, pursuant to which the Buyer shall provide consulting and testing services to Seller and to Avitar following the Closing.

          (d) Buyer agrees that in the event that the Buyer sells or transfers all or a substantial portion of the Assets and the business operations of the Business to a third party while any part of the balance of the purchase price remains unpaid, that in such event the entire unpaid balance then payable to Seller and Avitar shall be paid in full at the time of the sale or transfer. For purposes of this section, a "third party" refers to any person or separate business entity that is not owned or controlled by the Buyer.

          (e) Avitar and Seller shall have the right to conduct an annual review or audit of Buyer's Gross Sales, which Gross Sales shall be reported annually to Avitar and Seller by Buyer within 90 days after the end of each year. Buyer shall, upon reasonable terms and at reasonable times, provide access to such tax returns and financial records of Buyer as may be necessary for the sole purpose to allow Avitar and/or Seller to review or audit the Buyer's Gross Sales. Any such access to tax returns and financial records shall be granted with due regard by Avitar and Seller to the protection of Buyer's confidential and private financial information and any requirement of confidentiality of medical records or information as required by law. If the Gross Sales as reported by Buyer in any year are more than 5% less than the actual Gross Sales for such year as determined by Avitar and/or Seller after review or audit, then (i) Buyer shall be obligated to reimburse for all costs incurred in the review or audit and (ii) the Buyer shall be obligated to increase the annual payments due to the Seller and Avitar on the balance of the remaining purchase in an amount equal to 20% of the discrepancy between the Gross Sales as determined by the audit and the Gross Sales as previously reported by Buyer.

          1.03-3 From the Closing Date until such times as the balance of the down payment is fully paid by Buyer, the Buyer agrees to deposit all of Buyer's shares under a stock pledge escrow agreement to Avitar to secure the balance of the down payment. The stock pledge escrow agreement shall be in the form set forth in Exhibit A-1. Upon payment of the balance of the down payment, the escrow under the stock pledge escrow agreement shall release all shares to Buyer. In addition, until such time as the balance of the down payment is made by Buyer, Buyer agrees not to encumber its assets in excess of One Hundred Fifty Thousand Dollars ($150,000).

     1.04 Assumption of Liabilities. Subject to the exceptions provided in the following Section 1.04A, as of the Closing Date, the Buyer shall assume and agree to perform and pay when due all debts, liabilities, obligations and contracts of Seller of every kind, character or description, known or unknown, existing at the time of the Closing Date, including contingent liabilities ("Assumed Liabilities").

     1.04A Certain Liabilities Not Assumed. Notwithstanding the foregoing, the assumption by Buyer of the foregoing debts, liabilities and obligations of Seller shall expressly exclude the following: (a) the inter-company receivable as of the Closing Date between Avitar and Seller (solely for identification purposes the inter-company receivable as of 9/30/03 as reflected in the September 30, 2003 Balance Sheet attached hereto was $881,000); (b) all liability of any kind, including any transferee liability, for all taxes, assessments, penalties, interest and fines in connection with any tax including but not limited to unemployment tax, social security tax, withholding tax, medicare tax, sales tax, use tax, income tax, corporate replacement tax, estate tax, inheritance tax, or gift tax, due to any government or unit of government related to or arising out of the operations or conduct of business by Avitar (but expressly excluding from this Section 1.04A any operations or conduct of business of Seller); (c) all liability for any lawsuit or legal claim of any kind, whether or not covered by insurance, including claims for malpractice and product liability, relating to or arising out of the conduct or operations of Avitar's business (but expressly excluding from this Section 1.04A any operations or conduct of business of Seller); and (d) liability for all debts, security interests, claims and assessments not appearing on the September 30, 2003 Balance Sheet and arising out of the operations or conduct of business by Avitar (but expressly excluding from this Section 1.04A any operations or conduct of business of Seller).

     1.05 LINC Credit LLC and Republic Finance Indebtedness and Security Interest; Buyer's Right of Set-Off.

          1.05-1 Seller represents to Buyer that: (a) there is an indebtedness on a note and security agreement due to LINC Credit LLC in the amount of less than $61,000.00 (the "LINC Indebtedness"); (b) the final payment due on the LINC Indebtedness is due prior to December 5, 2003; (c) the LINC Indebtedness is now owned and held by Republic Finance; and (d) the Assets to be sold to the Buyer are encumbered by the security interest in favor of LINC Credit LLC. True and correct copies of the three loan documents that evidence the LINC Indebtedness are listed in Schedule 1.05 and copies thereof have been delivered to Buyer.

          1.05-2 Seller and Avitar agree to make timely payments due on the LINC Indebtedness and use commercially reasonable efforts to obtain a release and satisfaction of the LINC Indebtedness promptly after payment when due.

          1.05-3 In the event that the LINC Indebtedness cannot be satisfied and released on or before the Closing Date, and as an inducement to the Buyer to Close notwithstanding the foregoing unpaid obligation of the Seller and Avitar, Seller and Avitar agree as follows:

          (a) Seller and Avitar agree to make timely payments due on the LINC Indebtedness after the Closing Date. Seller and Avitar agree to promptly provide Buyer with evidence of timely payment of all amounts due under the LINC Indebtedness after the Closing Date; on the Closing Date, Seller and Avitar shall provide Buyer with satisfactory evidence of the balance due under the LINC Indebtedness and shall deliver a written statement at Closing authorizing the delivery of copies of all canceled loan documents and a termination statement or release to Buyer.

          (b) Notwithstanding any other provision of this Agreement, Seller and Avitar agree to pay the LINC Indebtedness in full on or before December 5, 2003 and to obtain a full release and satisfaction and termination statements and promptly forward the same directly to Buyer.

          (c) Seller and Avitar agree to indemnify, protect and hold harmless Buyer from and against any loss, claim, or expense (including reasonable attorneys fees and court costs) incurred or expended by Buyer as a result of Seller or Avitar's non-payment or late payment of the LINC Indebtedness.

          (d) Seller and Avitar agree that in the event of any non-performance or breach of the foregoing provisions of this subsection 1.05-3 by Seller or Avitar, or if Buyer becomes entitled to seek indemnification under the preceding indemnification provision, then Buyer shall be entitled to a full right of set-off against any amounts that would otherwise be subsequently due to the Seller and/or to Avitar under this Agreement.

     1.06 Instruments of Conveyance and Transfer. The sale, conveyance, assignment, transfer and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer, on the Closing Date, of a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit B, together with such other assignments and other instruments of transfer and conveyance, in form and substance sufficient to vest in Buyer all right, title and interest in and to the Assets, as reasonably requested by Buyer or its counsel.

     1.07 Further Assurances. Seller and Avitar agree that, at any time and from time to time on and after the Closing Date, it will, upon the request of Buyer and without further consideration, take all steps reasonably necessary to place Buyer in possession and operating control of the Assets, and Seller and Avitar will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to Buyer, or to aid and assist in the collection of or reducing to possession by Buyer of, all of the Assets, or to transfer to Buyer the entire right, title and interest now held by Seller in and to the Assets. [Buyer gets what Seller has; no obligation of Seller/Avitar to improve whatever Seller has now. Seller/Avitar is willing to give the representation as to good title in Section 3.07 because it is qualified by Buyer's representations in Section 2.05 and Section 5.05. ]

     1.08 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer's attorneys, at 70 West Madison Street, Suite 1400, in Chicago, Illinois on December __, 2003 (the "Closing Date") on or before the hour of 11:00 a.m.

     1.09 Deliveries at Closing.

          1.09-1 At the Closing, the Buyer shall deliver the following: (a) Cash down payment of Two Hundred Fifty Thousand Dollars ($250,000.00) by wire transfer to Seller's account or Seller's legal representative's escrow or special account pursuant to the Seller's written direction at or prior to the Closing. (b) The Services and Consulting Agreement between Avitar and Buyer in the form of Exhibit A. (c) Assumption Agreement in the form of Exhibit C. (d) Corporate resolutions and certificates authorizing the execution and performance of the Agreement. (e) Stock Pledge Escrow Agreement in the form of Exhibit A-1. (f) Mutual General Releases (except for obligations under this Agreement) by Avitar and Seller, on the one side, and Buyer and Buyer's principals, Douglas Lewis and Veronica Lewis, on the other side; in the form of Exhibit A-2(i) and Exhibit A-2(ii). (g) Such other fully executed documents or instruments of conveyance or transfer as are contemplated by Section 1.06, or as are otherwise reasonably contemplated by the terms and provisions of this Agreement, including without limitation a resignation letter from Douglas Lewis as an employee of Seller and as an officer of Avitar.

          1.09-2 At the Closing, the Seller and Avitar shall deliver to Buyer: the executed Assignment and Bill of Sale in the form of Exhibit B; (b) subject to the provisions of Section 1.05, full releases, termination statements and proof of payment for any and all security interests in the assets to be sold and transferred to the Buyer; (c) articles of amendment to the articles of incorporation of Seller changing the Seller's name of "United States Drug Testing Laboratories, Inc." to some other unrelated and dissimilar name; trademark or trade name and patent assignments in the form of Exhibit B-2; and Corporate resolutions and certificates authorizing the execution and performance of the Agreement; and (f) such other documents or instruments of conveyance or transfer as contemplated by Section 1.06, above, and as contemplated by the other terms and provisions of this Agreement.

          1.09-3 At the Closing, Avitar shall deliver: (a) the Services and Consulting Agreement between Avitar and Buyer in the form of Exhibit A; and
     (b) such other fully executed documents or instruments and counterparts of documents or instruments as contemplated by the other terms and provisions of this Agreement.

ARTICLE 2 Representations and Warranties of Buyer

     Buyer represents and warrants to Seller and Avitar as follows:

     2.01 Authorization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Buyer has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. Buyer has full corporate power and authority to enter into this Agreement and carry out the terms hereof. Buyer has duly executed and delivered this Agreement and the other agreements and undertakings contemplated by this Agreement. This Agreement is its valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally or by the availability of equitable remedies.

     2.02 Compliance. The execution, delivery and performance of this Agreement by Buyer, the compliance by Buyer with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          2.02-1 the articles of incorporation or bylaws of Buyer;

          2.02-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer is bound; or

          2.02-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to Buyer.

     2.03 Consents. Except as set forth in Schedule 2.03, no consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by Buyer nor is any filing or registration required to be made therewith by Buyer for the consummation of the transactions described in this Agreement.

     2.04 Brokers and Finders. Neither Buyer nor any officer, director or employee of Buyer has employed any broker, finder or investment banker or incurred any liability for any commission, brokerage or investment banking fee or finder's fee in connection with the transactions contemplated by this Agreement.

     2.05 Representations and Warranties of Buyer In Regard To Seller. To the best knowledge of Buyer and its officers and shareholders, the representations and warranties of Seller and the schedules attached to this Agreement are accurate and complete in all material respects.


                                    ARTICLE 3

     Representations and Warranties of Seller and Avitar

     3.01 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and Seller has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Seller is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business or activities or ability to perform the transaction completed by this agreement makes such qualification or licensing necessary.

     3.02 Authority. Seller and Avitar have full corporate power and authority to enter into this Agreement and all other agreements, documents and instruments executed and delivered in connection herewith and to carry out their terms. Seller and Avitar have taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Seller, and is binding upon and enforceable against Seller and Avitar in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The Seller and Avitar are not now insolvent.

     3.03 No Adverse Consequences. Neither the execution and delivery of this Agreement by Seller and Avitar nor the consummation of the transactions contemplated by this Agreement will:

          3.03-1 result in the creation or imposition of any lien, charge or encumbrance on any of Seller's assets or properties,

          3.03-2 violate or conflict with any provision of Seller's articles of incorporation or bylaws,

          3.03-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to Seller or Avitar, or

          3.03-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to Seller and Avitar under or constitute a default under any agreement, instrument, license or permit to which either Seller and Avitar is a party.

     3.04 Brokers and Finders. Seller and Avitar have not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement.

     3.05 Litigation. There is no material claim, litigation, proceeding or investigation of any kind pending or threatened by or against Seller and Avitar and, to the best knowledge of Seller and Avitar, there is no basis for any such claim, litigation, proceeding or investigation.

     3.06 Title to Assets. Seller has good and absolute title to the Assets to be sold to Buyer. At the Closing, the Buyer will acquire good title to all the Assets, free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except for the encumbrances related to Assumed Liabilities and except for the LINC Indebtedness referred to in Section 1.05, above.

     3.07 Taxes.

          3.08-1 Returns. Seller has timely filed all federal, state, local, foreign and other returns, reports, information returns and declarations of estimated tax required to be filed by Seller, including, without limitation, returns or reports with respect to backup withholding and other payments to third parties (collectively, the "Returns"), and has timely paid all taxes shown to be due on (or required to have been shown on) the Returns or otherwise required to be paid with respect to any period prior to the date of this Agreement. Seller has not received any notice of audit and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such taxes for any period. All Returns filed are complete and accurate in all material respects and no additional taxes are owed by Seller.

     3.08 Effect of Transfer. Neither Seller nor Avitar are currently insolvent or unable to pay their debts, liabilities and obligations as they become due, and the transfer of the Assets to Buyer will not render Seller or Avitar insolvent or unable to pay their debts, liabilities and obligations as they become due.

     3.09 No Interest in Other Entities. No shares of any corporation or any ownership or other investment interest or business interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Assets.

     3.10 Absence of Undisclosed Liabilities. To the best of the knowledge of Seller and Avitar, the Seller has no liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except for those liabilities or obligations of Seller:
(a) that are set forth on the Balance Sheet and not heretofore paid or discharged; (b) that have arisen in the ordinary course of business; and (c) that have been incurred consistently with past business practice in or as a result of the normal and ordinary course of the Business. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     3.11 Books of Account. To the best of the knowledge of Seller and Avitar, the books, records and accounts of the Seller as maintained and approved by the officers and agents of Avitar with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Seller with respect to the Business. The Seller and Avitar have not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of the Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.

     3.12 Completeness of Disclosure. No representation or warranty by the Seller or Avitar in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

                                    ARTICLE 4

     Employees and Audit Support

     Buyer will offer, and use its best efforts, to employ effective as of the Closing Date all current employees of Seller on substantially the same terms and conditions as those upon which they were employed by Seller prior to the Closing Date. Buyer will do whatever is customary or appropriate, or reasonably required, to permit Avitar's auditors to complete the audit of the Business for the fiscal year ended September 30, 2003.

                                   ARTICLE 4A

     Joint Covenants

     Buyer, Seller and Avitar covenant and agree that they will use their respective best efforts to effect the transactions contemplated by this Agreement, to promptly execute or cause to be executed all related undertakings and agreements required to be executed or contemplated by this Agreement, and to fulfill the conditions of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5

     Survival; Indemnification

         5.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement. The representations, warranties, covenants and agreements made in this Agreement shall continue in full force and effect until the later of (a) a period of five years following the Closing Date or (b) the date that all obligations due to Avitar and Seller are paid in full by Buyer.

     5.02 Indemnification by Seller and Avitar.

          5.02-1 Notwithstanding any investigation by Buyer, from and after the Closing, Seller and Avitar, jointly and severally, shall indemnify, hold harmless and, defend Buyer, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "Buyer's Indemnified Persons") from and against, and reimburse each of Buyer's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of Buyer's Indemnified Persons by reason of or arising out of or in connection with the following, whether or not a claim is made against any of Buyer's Indemnified Persons by any third party:

          (a) any material breach or inaccuracy of any representation or warranty of Seller or Avitar made in this Agreement (it being understood and agreed that any liability of any kind, known or unknown, contingent or otherwise, assumed by Buyer shall in no event be deemed to be a breach or inaccuracy of any representation or warranty of Seller or Avitar);

          (b) any material failure by Seller or Avitar to perform any covenant required to be performed by it or them pursuant to this Agreement; or

          (c) any material liability or obligation of Seller or Avitar specified in Section 1.04A . In connection with the foregoing indemnification, the Buyer shall be entitled to enforce its right to indemnification by a full right of offset against the balance due to Seller and to Avitar under Section 1.03-2.

     5.03 Indemnification by Buyer.

          5.03-1 Notwithstanding any investigation by Seller or Avitar, from and after the Closing, Buyer shall indemnify, hold harmless and defend Seller and Avitar, their respective subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "Seller's and Avitar's Indemnified Persons") from and against, and reimburse each of Seller's and Avitar's Indemnified Persons with respect to, any and all Damages incurred by any of Seller's and Avitar's Indemnified Persons by reason of or arising out of or in connection with the following, whether or not a claim is made against any of Seller's and Avitar's Indemnified Persons by any third party:

          (a) any breach or inaccuracy of any representation or warranty of Buyer made in this Agreement;

          (b) any failure by Buyer to perform any covenant required to be performed by it pursuant to this Agreement; or

          (c) any liability or obligation of Seller or Avitar to any third party expressly assumed by Buyer in accordance with the terms of this Agreement.

     In connection with the foregoing indemnification, the Seller and Avitar shall be entitled to enforce its right to indemnification by a full right of offset against any balance that may be due to Buyer under this Agreement or otherwise.

     5.04 Rights Not Exclusive. An indemnified party's rights to indemnification under this article are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity.

     5.05 Buyer's Special Status and Waiver of Claims By Buyer. All parties acknowledge that Douglas Lewis and Veronica Lewis previously sold the shares of Seller to Avitar and that Douglas Lewis has served as President of Seller since its inception and that Douglas Lewis will be the principal manager and supervisor of the Seller's Business after it is acquired by the Buyer. Buyer agrees not to assert any claim for damages or indemnification or maintain any action or suit based on a breach of warranty or misrepresentation by Seller or Avitar if Douglas Lewis or Veronica Lewis had knowledge or reason to know that such warranty or representation was untrue or inaccurate when made. It is the express understanding of the parties that Buyer cannot take advantage of information that was known or should have been known by Douglas Lewis or Veronica Lewis as of the date of this Agreement or the Closing Date.

                                    ARTICLE 6

     Confidentiality; Press Releases

     6.01 Confidentiality.

          6.01-1 No information concerning Seller or Avitar that has been furnished to or obtained by Buyer in connection with this Agreement shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of Buyer who Buyer reasonably determines have a need to know such information in connection with this Agreement. If this Agreement is not consummated, Buyer shall hold such information in confidence for a period of two years from the date of termination of this Agreement.

          6.01-2 No information concerning Buyer not previously disclosed to the public or in the public domain that has been furnished to or obtained by Seller or Avitar in connection with this Agreement shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of Seller or Avitar or used for any purpose other than as contemplated herein.

          6.01-3 Notwithstanding the foregoing, such obligations of Buyer and of Seller and Avitar shall not apply to information

          (a) that is, or becomes, publicly available from a source other than Buyer or Seller or Avitar;

          (b) that was known and can be shown to have been known by Buyer at the time of its receipt from Seller or Avitar, or by Seller or Avitar at the time of its receipt from Buyer;

          (c) that is received by Buyer from a third party without breach of this Agreement by Buyer, or is received by Seller or Avitar from a third party without breach of this Agreement by Seller or Avitar; (d) that is required by law to be disclosed; or (e) that is disclosed in accordance with the written consent of Buyer or of Seller or Avitar.

     6.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by either party without the prior written consent of the other party which consent, in either case, shall not be unreasonably withheld, except as required by law.

                                    ARTICLE 7

                                Other Provisions

     7.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     7.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     7.03 Fees and  Expenses.  Each party  shall be solely  responsible  for all
costs  and  expenses   incurred  by  it  in  connection  with  the  negotiation,
preparation and performance of and compliance with the terms of this Agreement.

     7.04 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any of the Assets from any cause shall be borne by Seller at all times prior to the Closing. If any such loss, damage or impairment, confiscation or condemnation occurs, Seller shall apply the proceeds of any insurance policy, judgment or award with respect thereto to repair, replace or restore the Assets as soon as possible.

     7.05 Amendment, Waiver, Etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     7.06 Governing Law. The construction and performance of this Agreement will be governed in all respects by the laws of the State of Illinois (except for the choice of law provisions thereof).

     7.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

         In the case of Buyer:              Nichols Laboratories, Inc.
         --------------------
                                            1700 South Mt. Prospect Road
                                            Des Plaines, Illinois 60018
                                            Attention: Douglas Lewis

         With copies to:                    Paul F. Schofield
         --------------
                                            Schofield & Varde, LLP
                                            30 W. Monroe St., Ste. 710
                                            Chicago, IL  60603
                                            Facsimile 312-372-1884

         In the case of Seller
         or Avitar:                         Avitar, Inc.
         ---------
                                            65 Dan Road
                                            Canton, MA 02021
                                            Attention:  CFO

         With copies to:                    Dolgenos Newman & Cronin LLP
         --------------
                                            96 Spring Street
                                            New York, NY 10012
                                            Facsimile 212-925-0690
                                            Attention:  Eugene M. Cronin

     7.08 Breach; Equitable Relief. The parties acknowledge that the Assets and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     7.10  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     7.11 Joint and Several Liability. All joint obligations under this Agreement shall be joint and several obligations.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

         BUYER:                             NICHOLS LABORATORIES, INC.
                                              an Illinois Corporation
                                            By:
                                               ---------------------------
                                                  Douglas E. Lewis, President

         SELLER:                            UNITED STATES DRUG TESTING
                                                     LABORATORIES, INC.
                                               an Illinois corporation


                                            By:
                                                 --------------------------
                                                   Peter Phildius, Chairman


                                           AVITAR, INC., a Delaware Corporation


                                            By: ___________________________
                                               Peter Phildius, Chairman & CEO